Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2005 (except for the first paragraph of Note 10, as to which the date is January 13, 2006), in the Registration Statement (Form S-1) and related Prospectus of Novacea, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Palo Alto, California

February 8, 2006